SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 28, 2005

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On September 29, 2005, Merix Corporation (the “Company”) entered into an amendment to the previously announced Master Sale and Purchase Agreement with Eastern Pacific Circuits Holdings Limited, a Hong Kong based supplier of printed circuit boards. The amendment decreased the purchase price for the operations of Eastern Pacific Circuits from $120 million to $115 million and increased, from $8 million to $13 million, the amount of a potential additional earnout payment based on certain adjusted EBITDA targets in calendar 2005. The other material terms of the Master Sale and Purchase Agreement are unchanged.

The information provided in Item 2.03 of this current report on Form 8-K is incorporated herein by this reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 29, 2005, the Company completed the acquisition of the operations of Eastern Pacific Circuits Holdings Limited pursuant to the previously announced Master Sale and Purchase Agreement, as amended, for $115 million, subject to adjustment based on changes in working capital and subject to an additional earnout payment of up to $13 million if the business meets certain adjusted EBITDA targets in calendar 2005.

The press release announcing this event is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by this reference.

Item 2.02	Results of Operations and Financial Condition

On September 29, 2005, the Company issued a press release announcing its preliminary financial results for the first quarter of fiscal 2006.

The press release is attached as exhibit 99.2 to this Form 8-K and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Domestic Loan and Security Agreement

On September 28, 2005, the Company and its subsidiary, Merix San Jose, Inc., as borrowers, and Merix Nevada, Inc., Merix Asia, Inc. and Data Circuit Holdings, Inc. (each a subsidiary of the Company), as guarantors, (the Company and such subsidiaries collectively, the “Credit Parties”) entered into a Loan and Security Agreement with the lenders party thereto, Wachovia Capital Finance Corporation (Western), as Administrative Agent, Bank of America, N.A. as Syndication Agent and Wachovia Capital Markets, LLC, as Sole Lead Arranger, Manager and Bookrunner (the “Loan Agreement”). Under the Loan Agreement, the lenders provided a term loan of $16.5 million and a revolving line of credit of up to $38.5 million based on a borrowing base consisting primarily of the Company’s accounts receivable. Unless earlier terminated in accordance with the Loan Agreement, the maturity date of the Loan Agreement is September 28, 2010, with the principal of the term loan to be repaid in 19 equal quarterly payments of $687,500 each and a final payment on the maturity date of $3,437,500. In addition certain prepayments are required upon the sale or other disposition of certain assets. All revolving loans must be repaid in full on the maturity date. The initial loan proceeds were used to fund the acquisition of the business of Eastern Pacific Circuits, and thereafter proceeds are to be used for general operating, working capital and other corporate purposes. The obligations under the Loan Agreement are secured by substantially all of the domestic assets of the Credit Parties. The loans bear interest at (a) either the prime rate announced from time to time by Wachovia Bank, National Association or LIBOR for a borrowing period of one, two, three or six months, in each instance, as selected by the Company, plus (b) an additional margin (which is 50 basis points higher for the term loan than for the revolving loan) based on the Company’s available cash and cash equivalents.

The Loan Agreement contains a number of restrictive covenants typical for such financings, including restrictions on the Credit Parties’ ability to incur additional indebtedness, grant additional liens, pay dividends or make other distributions. If, during the first year of the loan term, the Company’s cash and cash equivalents fall below $20 million and thereafter if it falls below $15 million, the Company must maintain a minimum ratio of EBITDA to the total of scheduled principal payments, interest payments and capital expenditures of 1.1:1.

Under the Loan Agreement it is an event of default if any Credit Party fails to make a payment required of it under the Loan Agreement or otherwise fails to fulfill the covenants applicable to it. In addition, the failure of the Company to have repaid its indebtedness under its $25.0 million, 6.5% convertible debenture before March 1, 2007 is an event of default unless (a) the holders of the debenture have agreed to extend the maturity date thereof to at least December 28, 2010 or (b) the Company at all times after February 28, 2007 maintains at least $45 million of excess cash and cash equivalents. In the case of an event of default that is unremedied within the allowable grace period (if any), the lenders may terminate their loan commitments and require immediate repayment of all outstanding loans

Asian Credit Agreement

On September 29, 2005, Merix Caymans Trading Company Limited (“Merix Trading”), a wholly-owned indirect subsidiary of the Company, as the borrower, and its following affiliates as guarantors: its direct parent company, Merix Caymans Holding Company Limited (“Merix Caymans Holding”) and its following subsidiaries, Merix Singapore Sales Pte. Ltd., Merix Manufacturing (Hong Kong) Limited and Merix UK Limited, entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and with Standard Chartered Bank (Hong Kong) Limited as Facility Agent and Security Agent. Merix Trading’s obligations under the Credit Agreement are guaranteed by its affiliates party to the Credit Agreement. Under the Credit Agreement, the lenders provided an initial term loan of $21,332,681, a commitment for a second term loan of $3,667,319 and a revolving line of credit of $5 million. Unless earlier terminated in accordance with the Credit Agreement, the maturity date of the Credit Agreement is March 15, 2009, with the principal of the term loans to be repaid in equal payments of $7,500,000 on each of December 1, 2006, 2007 and 2008 and the balance payable, along with the outstanding balance of the revolving loan, on March 15, 2009. In addition certain prepayments are required upon sale or other disposition of certain assets and upon the generation by Merix Caymans Holding and its subsidiaries of excess cash flow. The initial loan proceeds were used to fund the acquisition of the business of Eastern Pacific Circuits, and thereafter proceeds are to be used for general operating, working capital and other corporate purposes. The obligations under the Credit Agreement are secured by substantially all the assets of Merix Caymans Holding and its subsidiaries (other than the assets of its four subsidiary companies located in the People’s Republic of China). The loans bear interest at (a) LIBOR for a borrowing period of one, two, three or six months, in each instance, as selected by the Company, plus (b) an additional margin of 250 basis points for the first year and thereafter an additional margin determined by a pricing grid based on the ratio of total borrowings to EBITDA for Merix Caymans Holding and its subsidiaries.

In addition to the loans advanced under the Credit Agreement, Eastern Pacific Circuits Investments (Singapore) Pte Ltd, a company acquired by Merix Trading in the Eastern Pacific Circuits acquisition transaction, remains obligated under an existing term loan to the lenders in the amount of $3,667,319, which obligations are guaranteed by Merix Holding and its subsidiaries party to the Credit Agreement and secured by the collateral provided under the Credit Agreement and its related loan documentation. This existing loan is intended to be refinanced by the proceeds of the second term loan available under the Credit Agreement.

The Credit Agreement contains a number of restrictive covenants typical for such financings, including restrictions on the ability of Merix Caymans Holding and its subsidiaries to incur additional indebtedness, grant additional liens, pay dividends or make other distributions. Merix Caymans Holding and its subsidiaries must (a) maintain a minimum ratio of EBITDA to the total of scheduled principal payments, interest payments and capital expenditures of 1.1:1; (b) a minimum ratio of total borrowings to EBITDA; and (c) a minimum ratio of EBITDA to interest payable.

Under the Credit Agreement it is an event of default if Merix Caymans Holding or any of its subsidiaries party to the Credit Agreement fails to make a payment required of it under the Credit Agreement or otherwise fails to fulfill the covenants applicable to it. In the case of an event of default that is unremedied within the allowable grace period (if any), the lenders may terminate their loan commitments and require immediate repayment of all outstanding loans.

Promissory Note

On September 29, 2005, Merix Trading Company Limited delivered its subordinated Promissory Note to Eastern Pacific Circuits Holdings Limited for a total of (a) $11 million plus (b) the amount of the earnout consideration determined under the previously announced Master Sale and Purchase Agreement. The principal is to be paid in four equal installments on March 1, 2007, December 1, 2007, December 1, 2008 and March 15, 2009. The outstanding principal balance earns interest at 7% per annum through December 1, 2006, 8% per annum thereafter through December 1, 2007 and 9% per annum thereafter. Accrued and unpaid interest is payable quarterly, provided that the portion of interest accruing at a rate in excess of the prevailing rate of interest charged Merix Trading under its senior, secured credit facility shall only be paid upon maturity. Merix Trading may offset its payment obligations under the Note by the amount of warranty claims arising under the Master Sale and Purchase Agreement. The holder of the Note has a limited right to accelerate payment upon Merix Trading’s failure to make payments due under the Note, Merix Trading, Merix Caymans Holding Company Limited or their subsidiaries raising debt and/or equity financing proceeds in excess of $50 million or certain insolvency or bankruptcy events. The Note is unsecured and subordinated to Merix Trading’s obligations to its senior secured lender.

The press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by this reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 29, 2005, the Company announced that Janie S. Brown, the Company’s principal financial officer and principal accounting officer, plans to retire in November, 2005.

The press release is attached as exhibit 99.2 to this Form 8-K and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial information required to be filed under this Item will be filed by an amendment to this current report on Form 8-K within 71 days of the date this current report on Form 8-K was required to be filed.

(c)	Exhibits

99.1	Merix Corporation Press Release dated September 29, 2005 regarding the acquisition of Eastern Pacific Circuits Holdings Limited.

99.2	Merix Corporation Press Release dated September 29, 2005 regarding its earnings for the period ended August 27, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2005	/s/ Janie S. Brown
Janie S. Brown,
Sr. Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Merix Corporation Press Release dated September 29, 2005 regarding the acquisition of Eastern Pacific Circuits Holdings Limited.

99.2	Merix Corporation Press Release dated September 29, 2005 regarding its earnings for the period ended August 27, 2005.